Exhibit 5.1

333 West Wolf Point Plaza Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

June 1, 2026

AEVEX Corp.

440 Stevens Ave #150,

Solana Beach, California 92075

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special legal counsel to AEVEX Corp., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of up to 9,200,000 shares of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), consisting of 6,585,080 shares of the Class A Common Stock (the “Company Shares”) to be newly issued and sold by the Company and 2,614,920 shares of Class A Common Stock (the “Selling Securityholder Shares” and, together with the Company Shares, the “Shares”) to be sold by the securityholders (the “Selling Securityholders”) listed in the Registration Statement (as defined below) under “Principal and Selling Securityholders,” including up to 1,200,000 shares of Class A Common Stock purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company and the Selling Securityholders, pursuant to a Registration Statement on Form S-1, publicly filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 1, 2026, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, the “Registration Statement”).

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Certificate of Incorporation of the Company, (ii) minutes and records of the proceedings of the Company with respect to the issuance of the Company Shares and sale of the Shares, (iii) the form of Underwriting Agreement in the form filed as Exhibit 1.1 to the Registration Statement proposed to be entered into by and among the Company, the Selling Securityholders and the underwriters (the “Underwriting Agreement”) and (iv) the Registration Statement.

AEVEX Corp.

June 1, 2026

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto, other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the assumptions, qualifications and limitations identified in this opinion, we are of the opinion that (i) the Company Shares have been duly authorized, and, when the Registration Statement becomes effective under the Act, the final Underwriting Agreement is duly executed and delivered by the parties thereto and the Company Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the final Underwriting Agreement, the Company Shares will be validly issued, fully paid and non-assessable and (ii) the Selling Securityholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-1 filed pursuant to Rule 462(b) under the Act with respect to the registration of additional securities for sale in the offering contemplated by the Registration Statement and shall cover such additional securities, if any, registered on such subsequent registration statement.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Company Shares and sale of the Shares.

AEVEX Corp.

June 1, 2026

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP